Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Tysons Corner, Virginia

April 20, 2016

CARDINAL ANNOUNCES FIRST QUARTER 2016 EARNINGS

Cardinal Financial Corporation (NASDAQ: CFNL) (the “Company”) today reported that earnings for the quarter ended March 31, 2016 were $13.1 million, compared to $9.0 million for the previous quarter ended December 31, 2015 and $13.7 million for the year ago quarter ended March 31, 2015. Diluted earnings per share were $0.39, $0.27 and $0.42 for these same respective periods.

Selected Highlights

•                  Total assets of the Company grew to $4.07 billion, increasing 18% from March 31, 2015.

•                  Loans held for investment were $3.10 billion, also increasing 18% from a year ago.

•                  Customer deposits, including repurchase agreements, were $2.80 billion, increasing 19% from a year ago.

•                  The Company had $0 nonperforming assets and $0 past due loans 90 days or more and still accruing.

•                  Net interest margin increased 6 basis points to 3.31% for the first quarter 2016 from 3.25% for the fourth quarter 2015.

•                  Purchase money mortgage applications increased 30% to $1.02 billion compared to $787 million in the fourth quarter 2015.

•                  Overall mortgage application volume increased 41% in the quarter to $1.50 billion from $1.06 billion in the fourth quarter 2015.

Review of Balance Sheet

At March 31, 2016, total assets of the Company were $4.07 billion, an increase of 18% from total assets of $3.45 billion at March 31, 2015. Average interest earning assets increased to $3.84 billion from $3.23 billion a year ago, and average interest bearing liabilities increased to $2.88 billion from $2.38 billion.

Loans held for investment grew to $3.10 billion at March 31, 2016 versus $2.63 billion a year ago, also an 18% increase.  Balances increased $46 million, or 6% annualized, during the first quarter of the year, a period in which the Company historically experiences soft demand.  Since year end, C&I loans decreased primarily due to paydowns on existing lines of credit associated with the government contracting division.  Also during this period, commercial real estate loan balances increased commensurate with a decrease in real estate construction loan balances as a significant volume of construction lines converted to permanent financing.  See the tables at the end of this release for detailed activity on the Company’s loans held for investment portfolio. Loans held for sale increased to $365 million at March 31, 2016, compared to $315 million at March 31, 2015, but slightly decreasing from the fourth quarter 2015 balance of $384 million.  As noted in the selected highlights, first quarter 2016 mortgage applications increased over the prior quarter but were seasonally affected early in the quarter causing a lower average balance for the quarter and quarter end balance.  The Company’s investment securities portfolio decreased to $418 million from $424 million at the end of the previous quarter primarily due to the repayment of callable agency bonds.

Over the past year, deposit balances increased $500 million to $3.15 billion from $2.65 billion, an increase of 19%.  An increase of $68 million in customer deposits contributed to the decrease in the loan to deposit ratio to 99% at March 31, 2016.  Non-interest bearing demand deposit accounts, which represent 22% of total deposits, or $687 million, increased $30 million since December 31, 2015, and $123 million since March 31, 2015.  The increase in deposits is due primarily to solid growth in the number of accounts and balances in consumer and business checking and savings accounts.

Net Interest Income

The Company’s net interest income increased 12%, to $30.7 million from $27.4 million, for the quarters ended March 31, 2016 and 2015, respectively.    For the current quarter, the Company’s tax equivalent net interest margin increased to 3.31% versus 3.25% for the prior sequential quarter.  Purchase accounting adjustments related to the Company’s 2014 acquisition of The Business Bank positively impacted the margin by 0.01% for the current quarter versus having a negative impact of 0.02% last quarter.

The yield on loans held for investment increased 0.02% over the fourth quarter of 2015 to 4.10%.  The federal funds interest rate increase as well as new originations during the quarter contributed to the increase.    The yield on interest earning assets increased to 3.99% for the first quarter of 2016 versus 3.95% last quarter.  For these same respective periods, the Company’s total cost of funds increased to 0.77% from 0.76%.  The total cost of customer deposits remained at 0.54%.  Interest bearing customer deposit costs decreased to 0.72% from 0.73%.  In early

February, the Company reduced the promotional rate on approximately $230 million of First Choice Checking balances by 0.25%.

Brokered CD cost increased 0.03% as maturing balances were replaced at slightly higher rates.  Other borrowed funds, which include instruments that repriced closely to last December’s increase in the federal funds target rate, were 0.05% higher than the prior sequential quarter.

Commercial Banking Review

For the quarter ended March 31, 2016, net income for the commercial banking segment (the Bank) was $10.2 million, an increase of 15% from $8.9 million for the first quarter of last year.  For the first quarter of 2016, the provision for loan losses was $250,000 versus a provision of $130,000 for the year ago quarter.  For the current quarter, there were recoveries from previously charged off loans in excess of current charge offs of 0.06% of average loans outstanding.  The allowance for loan losses was 1.04% of loans outstanding at March 31, 2016 versus 1.10% at March 31, 2015.  This ratio decrease from a year ago is primarily the result of improving credit quality.  The Company had $0 nonperforming assets at March 31, 2016 versus nonperforming assets of 0.06% of total assets at March 31, 2015.

Non-interest income was $1.2 million for the current quarter compared to $1.3 million for the year ago quarter.  Increases in deposit fee income and insurance commissions were offset by decreases in loan late charges and other fees.  Also impacting the comparative results was a decrease in gains on available for sale securities and other assets from the year ago quarter.

For the first quarter of 2016, non-interest expense was $16.5 million versus $15.7 million for the fourth quarter of 2015, and $15.1 million for the year ago quarter. The efficiency ratio for the Bank was 52.0%, 50.8% and 53.4% for these respective quarters.  Expenses in the first quarter reflect normal seasonally higher compensation, payroll tax and benefit expenses, which were $944,000 higher than the previous quarter.  These higher expenses were partially offset by a decrease in incentive accruals.  Additionally, during the current quarter, the Bank incurred $90,000 in one time charges for sign on bonuses to hire four commercial bankers and a $428,000 severance payment related to a former employee.   Weather related utility and snow removal expenses increased occupancy expense by $80,000 from the previous quarter.  The Bank announced the July closing of an office in Alexandria, Virginia, and it expects to realize expense savings of approximately $110,000 per quarter starting in the second half of 2016.

Mortgage Banking Review

The Company’s mortgage banking subsidiary, George Mason Mortgage (GMM), was extremely active as it accepted over $1.50 billion of loan applications during the quarter.  Mortgage refinancing represented 32% of this volume as long term interest rates approached historic lows.  For the quarter ended March 31, 2016, GMM reported a net profit of $3.6 million and an operating net loss of $241,000.  Operating net income (a non-GAAP measure) excludes the impact of the Staff Accounting Bulletin (“SAB”) 109 accounting requirement to record unrealized gains associated with the Company’s locked mortgage loan pipeline.  Comparable recent quarterly results are shown below.

	Q1 2016	Q4 2015	Q3 2015	Q2 2015	Q1 2015
Mortgage Banking: (in 000’s)
Reported Net Income	$3,553	$164	$631	$2,412	$5,974
Reverse Impact of SAB 109	(3,794)	765	1,760	(629)	(4,313)
Operating Net Income	$(241)	$929	$2,391	$1,783	$1,661

For the current quarter, GMM reported a slight operating loss due to lower seasonal revenues combined with seasonally higher employee benefit expenses as well as a decreased interest spread on the warehouse line of credit.  The net realized gain on sales and other fees, before the impact of SAB 109, was $8.3 million for the three months ended March 31, 2016 versus $9.3 million for the last quarter of 2015.  The decrease in revenue realized from loans sold to investors follows the typical pattern that occurs during the winter months.  The gain on sale margin was 2.67% for the quarter versus 2.71% last quarter and 2.58% for the year ago quarter. The decrease from last quarter is primarily due to higher refinance volumes which exhibit more competitive loan pricing, offset by a higher percentage of loans sold on a mandatory delivery basis.

Operating expenses were $9.0 million for the most recent quarter compared to $8.6 million last quarter and $7.3 million for the year ago quarter.  The sequential quarter expense increase reflects higher beginning of year payroll taxes, 401(k) and other employee benefits, which were $650,000 above last quarter.  Implementation of the new TILA/RESPA Integrated Disclosure (TRID) regulations as well as increased production levels affected personnel and production expenses.

Loan applications totaled $1.50 billion during the first quarter of 2016, a significant increase from $1.06 billion last quarter and down slightly from $1.60 billion for the year ago quarter. However, refinance volume currently represented only 32% of total applications this quarter versus 51% for the year ago first quarter, which demonstrates GMM’s continued focus on more stable purchase money business.

Monthly Mortgage Loan Applications (in millions)

	JAN	FEB	MAR	Total
First Quarter 2016	$333.80	$551.70	$617.80	$1,503.30
Purchase Money %	74%	56%	75%	68%
# of Units	975	1,590	1,837	4,402

	OCT	NOV	DEC	Total
Fourth Quarter 2015	$397.00	$335.40	$331.00	$1,063.40
Purchase Money %	71%	77%	74%	74%
# of Units	1,117	935	953	3,005

Parent Company Only Review

For the quarter ended March 31, 2016, Cardinal’s parent company reported a net loss of $736,000 versus a net loss of $753,000 for the previous quarter and a net loss of $1.1 million for the year ago quarter, which included legal fees related to a litigation settlement that occurred in the second quarter of 2015.  In addition, professional fees were $125,000 greater in the first quarter 2016 compared to the last quarter of 2015 primarily due to increased audit fees.  The Company recently announced a change in outside audit firms which will result in a decrease in audit fees of over $400,000 for 2016.

Capital Ratios

All capital ratios of the Company comfortably exceeded the requirements of banking regulators to be considered well-capitalized.  Tangible common equity capital (TCE) as a percentage of total assets was 9.39% at March 31, 2016.

MANAGEMENT COMMENTS

Bernard H. Clineburg, Executive Chairman, said:

“I am very pleased with how our Company performed during the first quarter of 2016.  We reported near record earnings while our balance sheet and loan portfolio grew 18% from a year ago.  Our net interest margin improved from last quarter, and Cardinal Bank’s earnings increased 15% over last year’s same quarter.  Our business development efforts and commitment to the local markets continued to drive new relationships. Credit metrics can’t get any better, as we had $0 nonperforming assets and $0 past due loans 90 days or more. We successfully executed upon our deposit gathering strategies to increase our core customer balances by 19%.

“George Mason had very strong activity as applications for loan originations exceeded $1.50 billion, with nearly 70% of volume from purchase money mortgages, providing stability in diverse economic conditions. George Mason continues to be the premier mortgage banking firm in the Washington DC metropolitan area.

“Looking forward, we will continue to concentrate on gaining profitable market share, either through de novo expansion or acquisition, with the goal of increasing our franchise value.  We remain committed to maintaining and growing a strong financial services company for our employees, clients, the communities we serve, and especially our shareholders.”

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with regard to such matters as financial and operational performance, credit quality and branch expansion. Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks and uncertainties could cause actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of some of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other reports filed with and furnished to the Securities and Exchange Commission.  The Company has no obligation and does not undertake to update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made.

About Cardinal Financial Corporation: Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia with assets of $4.07 billion at March 31, 2016, serves the Washington Metropolitan region through its wholly-owned subsidiary, Cardinal Bank. Cardinal also operates several other subsidiaries: George Mason Mortgage, LLC, a residential mortgage lending company based in Fairfax, Virginia and Cardinal Wealth Services, Inc., a wealth management services company. The Company’s stock is traded on NASDAQ (CFNL). For additional information please visit our Web site at www.cardinalbank.com or call (703) 584-3400.

Contact:

Bernard H. Clineburg

Executive Chairman

or

Christopher Bergstrom

Chief Executive Officer

or

Mark A. Wendel,

EVP, Chief Financial Officer

703-584-3400

Table 1.

Cardinal Financial Corporation and Subsidiaries

Summary Statements of Condition

(Dollars in thousands)

(Unaudited)

			% Change				% Change
			Current				From
	03/31/16	12/31/15	Quarter	09/30/15	06/30/15	03/31/15	Year Ago

Cash and due from banks	$19,379	$24,760	-21.7%	$18,744	$24,186	$21,780	-11.0%
Federal funds sold	41,489	14,577	184.6%	13,692	14,597	38,675	7.3%

Investment securities available-for-sale	407,980	414,077	-1.5%	421,214	332,551	314,260	29.8%
Investment securities held-to-maturity	3,814	3,836	-0.6%	3,857	3,879	4,019	-5.1%
Investment securities — trading	6,221	5,881	5.8%	5,274	5,271	5,453	14.1%
Total investment securities	418,015	423,794	-1.4%	430,345	341,701	323,732	29.1%

Other investments	19,411	20,967	-7.4%	16,111	15,049	15,049	29.0%
Loans held for sale	365,489	383,768	-4.8%	377,878	455,557	315,014	16.0%

Loans receivable, net of fees:
Commercial and industrial	363,405	379,414	-4.2%	347,914	342,079	324,692	11.9%
Real estate - commercial	1,555,985	1,372,627	13.4%	1,356,821	1,299,450	1,265,128	23.0%
Real estate - construction	560,114	694,408	-19.3%	620,982	571,561	487,678	14.9%
Real estate - residential	455,952	448,168	1.7%	436,832	432,956	407,634	11.9%
Home equity lines	161,691	156,852	3.1%	150,769	144,896	135,531	19.3%
Consumer	4,831	4,841	-0.2%	4,739	4,822	4,767	1.3%
Total loans, net of fees	3,101,978	3,056,310	1.5%	2,918,057	2,795,764	2,625,430	18.2%
Allowance for loan losses	(32,407)	(31,723)	2.2%	(31,572)	(30,198)	(28,884)	12.2%
Loans receivable, net	3,069,571	3,024,587	1.5%	2,886,485	2,765,566	2,596,546	18.2%

Premises and equipment, net	24,845	25,163	-1.3%	25,398	24,600	25,139	-1.2%
Goodwill and intangibles, net	36,415	36,576	-0.4%	36,747	36,927	37,115	-1.9%
Bank-owned life insurance	33,102	32,978	0.4%	32,876	32,759	32,664	1.3%
Other real estate owned	—	253	-100.0%	—	—	—	0.0%
Other assets	46,829	42,498	10.2%	43,460	54,332	41,056	14.1%

TOTAL ASSETS	$4,074,545	$4,029,921	1.1%	$3,881,736	$3,765,274	$3,446,770	18.2%

Non-interest bearing deposits	$687,493	$657,398	4.6%	$620,630	$611,004	$564,583	21.8%
Interest checking	459,377	451,545	1.7%	433,372	440,319	448,702	2.4%
Money markets	447,565	448,888	-0.3%	447,536	388,842	365,978	22.3%
Statement savings	310,055	291,484	6.4%	278,871	278,873	270,495	14.6%
Certificates of deposit	788,756	776,413	1.6%	738,878	711,226	610,358	29.2%
Brokered certificates of deposit	451,781	407,043	11.0%	419,461	505,133	385,015	17.3%
Total deposits	3,145,027	3,032,771	3.7%	2,938,748	2,935,397	2,645,131	18.9%

Other borrowed funds	437,065	537,965	-18.8%	469,019	378,756	356,322	22.7%
Mortgage funding checks	28,765	12,554	129.1%	20,418	17,247	23,031	24.9%
Escrow liabilities	2,777	2,676	3.8%	2,861	3,160	2,611	6.4%
Other liabilities	34,366	30,808	11.5%	45,467	33,919	30,399	13.0%

Shareholders’ equity	426,545	413,147	3.2%	405,223	396,795	389,276	9.6%

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$4,074,545	$4,029,921	1.1%	$3,881,736	$3,765,274	$3,446,770	18.2%

Table 2.

Cardinal Financial Corporation and Subsidiaries

Summary Income Statements

(In thousands, except share data and per share data)

(Unaudited)

	For the Three Months Ended
			% Change				% Change
			Current				From
	03/31/16	12/31/15	Quarter	09/30/15	06/30/15	03/31/15	Year Ago

Net interest income	$30,706	$30,471	0.8%	$29,634	$28,850	$27,439	11.9%
Provision for loan losses	250	449	-44.3%	(547)	1,356	130	92.3%
Net interest income after provision for loan losses	30,456	30,022	1.4%	30,181	27,494	27,309	11.5%

Non-interest income:
Service charges on deposit accounts	551	590	-6.6%	584	576	544	1.3%
Loan fees	309	307	0.7%	344	491	454	-31.9%
Income from bank-owned life insurance	124	102	21.6%	118	95	118	5.1%
Net realized gains (losses) on investment securities	(84)	(127)	-33.9%	960	356	202	-141.6%
Litigation recovery	—	—	0.0%	—	2,950	—	0.0%
Other non-interest income	145	22	559.1%	6	6	5	2800.0%
Commercial banking & other segment non-interest income	1,045	894	16.9%	2,012	4,474	1,323	-21.0%

Gains from mortgage banking activities	27,041	19,939	35.6%	22,915	24,290	28,549	-5.3%
Less: mortgage loan origination expenses	(12,902)	(11,874)	8.7%	(14,802)	(13,178)	(12,383)	4.2%
Mortgage banking segment non-interest income	14,139	8,065	75.3%	8,113	11,112	16,166	-12.5%

Wealth management segment non-interest income	85	133	-36.1%	142	143	115	-26.1%
Total non-interest income	15,269	9,092	67.9%	10,267	15,729	17,604	-13.3%

Net interest income and non-interest income	45,725	39,114	16.9%	40,448	43,223	44,913	1.8%

Salaries and benefits	15,497	14,391	7.7%	13,409	11,963	12,081	28.3%
Occupancy	2,592	2,501	3.6%	2,492	2,347	2,484	4.3%
Depreciation	844	853	-1.1%	828	845	876	-3.7%
Data processing & communications	1,346	1,273	5.7%	1,373	1,459	1,504	-10.5%
Professional fees	1,135	1,034	9.8%	852	1,137	1,589	-28.6%
FDIC insurance assessment	516	516	0.0%	516	516	516	0.0%
Mortgage loan repurchases and settlements	100	350	-71.4%	47	—	—	100.0%
Merger and acquisition expense	—	—	0.0%	—	3	468	-100.0%
Other operating expense	4,262	4,364	-2.3%	4,478	4,608	4,625	-7.8%
Total non-interest expense	26,292	25,282	4.0%	23,995	22,878	24,143	8.9%
Income before income taxes	19,433	13,832	40.5%	16,453	20,345	20,770	-6.4%
Provision for income taxes	6,366	4,817	32.2%	5,244	6,966	7,038	-9.5%
NET INCOME	$13,067	$9,015	44.9%	$11,209	$13,379	$13,732	-4.8%

Earnings per common share - basic	$0.40	$0.27	44.4%	$0.34	$0.41	$0.42	-5.8%
Earnings per common share - diluted	$0.39	$0.27	44.7%	$0.34	$0.40	$0.42	-5.9%
Weighted-average common shares outstanding - basic	32,977,970	32,844,212	0.4%	32,766,772	32,723,903	32,635,120	1.1%
Weighted-average common shares outstanding - diluted	33,435,858	33,379,656	0.2%	33,311,261	33,207,329	33,071,317	1.1%

Table 3.

Cardinal Financial Corporation and Subsidiaries

Selected Financial Information

(In thousands, except per share data and ratios)

(Unaudited)

	03/31/16	12/31/15	09/30/15	06/30/15	03/31/15
Capital Ratios:
At Period End:
Common equity tier 1 capital	9.99%	9.86%	9.91%	9.76%	9.91%
Tier 1 risk-based capital	10.64%	10.52%	10.59%	10.45%	10.63%
Total risk-based capital	11.50%	11.37%	11.47%	11.30%	11.48%
Leverage capital ratio	10.28%	10.18%	10.46%	10.60%	11.02%
Book value per common share	$13.16	$12.76	$12.58	$12.32	$12.11
Tangible book value per common share (1)	$12.04	$11.63	$11.44	$11.17	$10.95
Common shares outstanding	32,415	32,373	32,209	32,209	32,155

Performance Ratios (annualized):
For the Three Months Ended:
Return on average assets	1.31%	0.92%	1.20%	1.48%	1.62%
Return on average equity	12.34%	8.72%	11.02%	13.36%	14.13%
Net interest margin (2)	3.31%	3.25%	3.37%	3.40%	3.45%
Efficiency ratio (3)	57.19%	63.90%	60.14%	51.32%	53.60%
Non-interest income to average assets	1.53%	0.93%	1.10%	1.74%	2.08%
Non-interest expense to average assets	2.63%	2.57%	2.57%	2.53%	2.86%

Asset Quality Data:
For the Three Months Ended:
Net charge-offs (recoveries) to average loans receivable, net of fees (annualized)	-0.06%	0.04%	-0.27%	0.01%	-0.07%
At Period End:
Total nonaccrual loans	$—	$520	$721	$904	$1,983
Other real estate owned	$—	$253	$—	$—	$—
Nonperforming loans to loans receivable, net of fees	0.00%	0.02%	0.02%	0.03%	0.08%
Nonperforming loans to total assets	0.00%	0.01%	0.02%	0.02%	0.06%
Nonperforming assets to total assets	0.00%	0.02%	0.02%	0.02%	0.06%
Total loans receivable past due 30 to 89 days	$163	$938	$56	$120	$1,426
Total loans receivable past due 90 days or more	$—	$—	$—	$—	$—
Allowance for loan losses to loans receivable, net of fees	1.04%	1.04%	1.08%	1.08%	1.10%

Mortgage Banking Data:
For the Three Months Ended:
Applications	$1,503,300	$1,063,400	$1,149,000	$1,402,600	$1,595,900
Loans closed	769,080	786,363	885,715	1,086,264	843,734
Loans sold	791,680	778,854	983,355	923,406	848,559
Purchase money% of loans closed - George Mason Mortgage	62%	74%	80%	71%	49%
Realized gain on sales and fees as a% of loan sold(4)	2.67%	2.71%	2.61%	2.52%	2.58%
At Period End:
Locked Pipeline	$451,905	$247,448	$316,684	$363,613	$449,865
Loans Held for Sale	314,621	337,221	329,712	427,351	264,494
SAB 109 Total Unrealized Gains Recognized	22,453	16,571	17,757	20,485	19,510
Change in Unrealized Gains	5,882	(1,186)	(2,728)	975	6,687
Change in After-tax Income	3,794	(765)	(1,760)	629	4,313

(1) Tangible book value is calculated as total shareholders’ equity less goodwill and other intangible assets, divided by common shares outstanding.

(2) The average yields for loans receivable and investment securities available-for-sale are reported on a fully taxable-equivalent basis at a rate of 35% for 2016 and 2015.

(3) Efficiency ratio is calculated as total non-interest expense divided by the total of net interest income and non-interest income.

(4) Realized gains are those gains recognized on the date the loan is sold and do not include the unrealized gains recognized at the loan commitment date.

Table 4.

Cardinal Financial Corporation and Subsidiaries

Mortgage Revenue Recognition Impact of SAB 109 (Written Loan Commitments Recorded at Fair Value Through Earnings)

(Dollars in thousands, except per share data and ratios)

(Unaudited)

	For the Three Months Ended
			% Change				% Change
			Current				From
	03/31/16	12/31/15	Quarter	09/30/15	06/30/15	03/31/15	Year Ago
Net Gains from Mortgage Banking Activities **(see note below):
As Reported
Fair Value of LCs / Unrealized Gains Recognized @ LC date	$27,041	$19,939	35.6%	$22,915	$24,290	$28,549	-5.3%
Loan origination expenses recognized @ Loan Sale Date	12,902	11,874	8.7%	14,802	13,178	12,383	4.2%
Reported Net Gains from Mortgage Banking Activities	14,139	8,065	75.3%	8,113	11,112	16,166	-12.5%

As Adjusted
Realized Gains Recognized @ Loan Sale Date	21,159	21,125	0.2%	25,643	23,315	21,862	-3.2%
Loan origination expenses recognized @ Loan Sale Date	12,902	11,874	8.7%	14,802	13,178	12,383	4.2%
Adjusted Net Gains from Mortgage Banking Activities	8,257	9,251	-10.7%	10,841	10,137	9,479	-12.9%

Impact of SAB 109 on Net Gains from Mortgage Banking Activities:
Increase/(Decrease) in Unrealized Gains on Mortgage Banking Activities Related to SAB 109	$5,882	$(1,186)	-596.0%	$(2,728)	$975	$6,687	-12.0%

Net Income Reconciliation:
Reported Net Income	$13,067	$9,015	44.9%	$11,209	$13,379	$13,732	-4.8%
After-tax litigation settlement (less associated legal expenses)	—	—	0.0%	—	(1,592)	—	0.0%
After-tax Merger and Acquisition Expense	—	—	0.0%	—	2	313	-100.0%
Adjusted Net Income	$13,067	$9,015	44.9%	$11,209	$11,789	14,045	-7.0%
After-tax Net Increase / (Decrease) in Unrealized Gains on Mortgage Banking Activities Related to SAB 109	3,794	(765)	-596.0%	(1,760)	629	4,313	-12.0%
Operating Net Income	$9,273	$9,780	-5.2%	$12,969	$11,160	$9,732	-4.7%

Diluted Earnings per Share (EPS) Reconciliation:
Reported Net Income	$0.39	$0.27	44.7%	$0.34	$0.40	$0.42	-6.9%
After-tax litigation settlement (less associated legal expenses)	—	—	0.0%	—	(0.04)	—	0.0%
After-tax Merger and Acquisition Expense	—	—	0.0%	—	—	0.01	-100.0%
Adjusted Net Income	0.39	0.27	44.7%	0.34	0.36	0.43	-9.1%
After-tax Net Increase / (Decrease) in Unrealized Gains on Mortgage Banking Activities Related to SAB 109	0.11	(0.02)	-617.8%	(0.05)	0.02	0.13	-12.7%
Operating Net Income	$0.28	$0.29	-5.0%	$0.39	$0.34	$0.30	-7.5%

Performance Ratios (adjusted for change in unrealized mortgage banking gains):
Return on average assets	0.93%	1.00%		1.39%	1.23%	1.15%
Return on average equity	8.76%	9.46%		12.75%	11.15%	10.01%
Efficiency ratio	65.58%	62.04%		56.29%	52.47%	62.94%
Non-interest income to average assets	0.94%	1.05%		1.39%	1.63%	1.29%

**

Per the accounting guidance set forth by SEC Staff Accounting Bulletin (SAB) 109 regarding mortgage lending activities, the fair value of a “locked” commitment, or an unrealized gain, is recognized in income on the day of the locked commitment (LC).  As a result of this revenue recognition, the unrealized gains then become part of the basis of the ensuing loan held for sale (LHFS) when the loan is closed. When the loan is sold to investors, the “price” received is equal to the basis of the loan held for sale, and there is no gain or loss recognized. At any point in time (e.g. quarter end) the fair value of the LCs and the premium to the par value of LHFS represent unrealized gains that have been recognized in income, either in the current period or prior periods.  This accounting creates a mismatch between the income recognition on loan production and expense recognition for those same loans, which is discussed below.

In accordance with accounting rules (ASC 310-20, formerly FAS 91), direct (e.g. commissions) and indirect loan expenses associated with originating, underwriting and closing loans are deferred and amortized over the life of the loan.  In mortgage banking, this results in the mentioned expenses being recognized at the time of investor purchase of the loan (i.e. loan sale date) which often occurs in the quarter subsequent to the original LC and creates a mismatch in the timing of the revenue and expense.  These expenses are “netted” from the gain on sale from mortgage banking activities, which is included in non-interest income.

Table 5.

Cardinal Financial Corporation and Subsidiaries

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	3/31/2016		12/31/2015		9/30/2015		6/30/2015		3/31/2015
	Average Balance	Average Yield	Average Balance	Average Yield	Average Balance	Average Yield	Average Balance	Average Yield	Average Balance	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial and industrial	$266,353	3.74%	$255,255	3.66%	$255,011	3.68%	$281,357	3.62%	$315,644	3.61%
Commercial and industrial - tax exempt(1)	105,386	2.80%	103,456	2.50%	82,656	2.64%	72,567	2.50%	34,298	1.96%
Real estate - commercial(1)	1,532,293	4.28%	1,361,134	4.27%	1,311,664	4.38%	1,269,520	4.42%	1,258,988	4.53%
Real estate - construction	549,907	4.62%	661,665	4.59%	592,669	4.69%	515,073	4.75%	445,913	4.70%
Real estate - residential	441,134	3.67%	423,533	3.65%	410,605	3.69%	396,447	3.77%	391,070	3.80%
Home equity lines	160,240	3.16%	153,366	3.10%	145,625	3.12%	139,748	3.16%	133,737	3.31%
Consumer	5,284	4.72%	4,739	5.44%	4,602	5.52%	5,128	5.94%	4,807	5.56%
Total loans	3,060,597	4.10%	2,963,148	4.08%	2,802,832	4.17%	2,679,841	4.20%	2,584,457	4.27%

Loans held for sale	304,653	3.88%	339,793	3.87%	364,513	3.97%	412,083	3.77%	260,524	3.81%
Investment securities (1)	419,678	3.76%	426,776	3.52%	372,188	3.78%	333,583	3.71%	332,801	3.88%
Federal funds sold	55,018	0.47%	45,307	0.25%	41,108	0.22%	26,305	0.19%	52,022	0.22%
Total interest-earning assets	3,839,946	3.99%	3,775,024	3.95%	3,580,641	4.06%	3,451,812	4.07%	3,229,804	4.12%

Non-interest earning assets:
Cash and due from banks	21,169		22,226		19,964		21,845		20,232
Premises and equipment, net	25,185		25,498		25,043		25,013		25,208
Goodwill and intangibles, net	36,498		36,662		36,842		37,039		37,235
Accrued interest and other assets	105,663		102,977		110,463		108,404		98,009
Allowance for loan losses	(32,113)		(31,515)		(31,564)		(29,432)		(28,828)

TOTAL ASSETS	$3,996,348		$3,930,872		$3,741,389		$3,614,681		$3,381,660

Interest-bearing liabilities:
Interest checking	$457,528	0.40%	$438,527	0.48%	$429,211	0.48%	$428,937	0.49%	$424,284	0.50%
Money markets	451,303	0.37%	466,452	0.36%	431,958	0.36%	378,268	0.33%	367,485	0.31%
Statement savings	301,734	0.42%	285,257	0.40%	280,467	0.37%	272,319	0.34%	263,938	0.30%
Certificates of deposit	784,306	1.23%	752,104	1.23%	724,527	1.26%	668,822	1.22%	616,797	1.19%
Brokered certificates of deposit	398,455	0.91%	400,793	0.88%	417,095	0.83%	440,569	0.73%	358,104	0.76%
Total interest-bearing deposits	2,393,326	0.75%	2,343,133	0.76%	2,283,258	0.75%	2,188,915	0.72%	2,030,608	0.70%

Other borrowed funds	487,087	1.87%	470,416	1.82%	369,481	2.02%	386,872	1.94%	350,331	2.29%
Total interest-bearing liabilities	2,880,413	0.94%	2,813,549	0.93%	2,652,739	0.93%	2,575,787	0.90%	2,380,939	0.93%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	653,432		660,236		638,658		596,892		579,059
Other liabilities	38,986		43,357		43,058		41,572		32,926

Shareholders’ equity	423,517		413,730		406,934		400,430		388,736
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$3,996,348		$3,930,872		$3,741,389		$3,614,681		$3,381,660

NET INTEREST MARGIN (1)		3.31%		3.25%		3.37%		3.40%		3.45%

(1) The average yields for loans receivable and investment securities available-for-sale are reported on a fully taxable-equivalent basis at a rate of 35% for 2016 and 2015.

Table 6.

Cardinal Financial Corporation and Subsidiaries

Segment Reporting  - as Reported and Non-GAAP Reconciliation

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
			% Change				% Change
			Current				From
	3/31/2016	12/31/2015	Quarter	9/30/2015	6/30/2015	3/31/2015	Year Ago
Commercial Banking:
Net interest income	$30,545	$30,042	1.7%	$29,137	$28,389	$27,105	12.7%
Non-interest income	1,216	963	26.3%	1,723	1,329	1,278	-4.9%
Non-interest expense	16,514	15,734	5.0%	15,339	13,736	15,146	9.0%
Net income before provision for loan losses and taxes	15,247	15,271	-0.2%	15,521	15,982	13,237	15.2%
Provision for loan losses	250	449	-44.3%	(547)	1,356	130	92.3%
Provision for income taxes	4,757	5,238	-9.2%	5,089	4,905	4,215	12.9%
Net income	$10,240	$9,584	6.8%	$10,979	$9,721	$8,892	15.2%
Add: merger & acquisition (M&A) expense reported above	—	—		—	3	468	-100.0%
Less: provision for income taxes associated with M&A expense	—	—		—	(1)	(155)	-100.0%
Operating net income	$10,240	$9,584	6.8%	$10,979	$9,723	$9,205	11.2%
Average Assets	$3,937,805	$3,866,407		$3,674,500	$3,549,647	$3,322,472
Commercial Banking Segment Contribution to earnings	78%	106%		98%	73%	65%
Mortgage Banking:
Net interest income	$358	$619	-42.2%	$682	$642	$511	-29.9%
Non-interest income	14,158	8,115	74.5%	8,217	11,150	16,216	-12.7%
Non-interest expense	8,963	8,589	4.4%	7,905	7,990	7,319	22.5%
Net income before provision for taxes	5,553	145	3729.7%	994	3,802	9,408	-41.0%
Provision for income taxes	2,000	(19)	-10626.3%	363	1,390	3,434	-41.8%
Net income	$3,553	$164	2066.5%	$631	$2,412	$5,974	-40.5%
Less: increase/(decrease) in unrealized mortgage banking gains	(5,882)	1,186	-596.0%	2,728	(975)	(6,687)	-12.0%
Less: provision for income taxes associated with SAB 109	2,088	(421)	-595.9%	(968)	346	2,374	-12.0%
Operating net income (loss)	$(241)	$929	-125.9%	$2,391	$1,783	$1,661	-114.5%
Average Assets	$317,034	$351,129	-9.7%	$380,504	$428,458	$267,313	18.6%
Mortgage Banking Segment Contribution to earnings	27%	2%		6%	18%	43%
Wealth Management/Other:
Net interest income	$(197)	$(190)	3.7%	$(185)	$(181)	$(177)	11.3%
Non-interest income	(105)	14	-850.0%	327	3,250	110	-195.5%
Non-interest expense	815	959	-15.0%	751	1,152	1,678	-51.4%
Net income (loss) before provision for taxes	(1,117)	(1,135)	-1.6%	(609)	1,917	(1,745)	-36.0%
Provision for income taxes	(391)	(402)	-2.7%	(208)	671	(611)	-36.0%
Net income (loss)	$(726)	$(733)	-1.0%	$(401)	$1,246	$(1,134)	-36.0%
Add: legal expense associated with litigation settlement	—	—	0.0%	—	500	—	0.0%
Less: litigation settlement	—	—	0.0%	—	(2,950)	—	0.0%
Less: provision for income taxes associated with M&A expense, litigation settlement & SAB 109	—	—	0.0%	—	858	—	0.0%
Operating net income (loss)	$(726)	$(733)	-1.0%	$(401)	$(346)	$(1,134)	-36.0%
Average Assets / Intersegment Eliminations	$(258,491)	$(286,664)	-9.8%	$(313,615)	$(363,424)	$(208,125)	24.2%
Wealth Management/Other Segments Contribution to earnings	-5%	-8%	-44.0%	-4%	9%	-8%	-44.8%
Consolidated:
Net interest income	$30,706	$30,471	0.8%	$29,634	$28,850	$27,439	11.9%
Non-interest income	15,269	9,092	67.9%	10,267	15,729	17,604	-13.3%
Non-interest expense	26,292	25,282	4.0%	23,995	22,878	24,143	8.9%
Net income before provision for loan losses and taxes	19,683	14,281	37.8%	15,906	21,701	20,900	-5.8%
Provision for loan losses	250	449	-44.3%	(547)	1,356	130	92.3%
Provision for income taxes	6,366	4,817	32.2%	5,244	6,966	7,038	-9.5%
Net income	$13,067	$9,015	44.9%	$11,209	$13,379	$13,732	-4.8%
Add: merger & acquisition (M&A) expense reported above	—	—	0.0%	—	3	468	-100.0%
Add: legal expense associated with litigation settlement	—	—	0.0%	—	500	—	0.0%
Less: litigation settlement	—	—	0.0%	—	(2,950)	—	0.0%
Less: increase/(decrease) in unrealized gains on mortgage banking activities (SAB 109)	(5,882)	1,186	-596.0%	2,728	(975)	(6,687)	-12.0%
Less: provision for income taxes associated with M&A expense, litigation settlement & SAB 109	2,088	(421)	-595.9%	(968)	1,203	2,219	-5.9%
Operating net income	$9,273	$9,780	-5.2%	$12,969	$11,160	$9,732	-4.7%
Average Assets	$3,996,348	$3,930,872	1.7%	$3,741,389	$3,614,681	$3,381,660	18.2%

Table 7.

Cardinal Financial Corporation and Subsidiaries

Historical Segment Performance

(Dollars in thousands, except per share data)

(Unaudited)

	Commercial Banking	Mortgage Banking	Wealth Management/ Other	Consolidated
For the Three Months Ended March 31, 2016:
Net income (loss)	$10,240	$3,553	$(726)	$13,067
Earnings per common share - diluted	$0.31	$0.10	$(0.02)	$0.39
Segment Contribution to Earnings	79.5%	25.6%	-5.1%	100%

For the Three Months Ended March 31, 2015:
Net income (loss)	$8,892	$5,974	$(1,134)	$13,732
Earnings per common share - diluted	$0.27	$0.18	$(0.03)	$0.42
Segment Contribution to Earnings	64.8%	43.5%	-8.3%	100%

For the Year Ended December 31, 2015:
Net income (loss)	$39,175	$9,180	$(1,021)	$47,334
Earnings per common share - diluted	$1.18	$0.28	$(0.03)	$1.43
Segment Contribution to Earnings	82.8%	19.4%	-2.2%	100.0%

For the Year Ended December 31, 2014:
Net income (loss)	$34,351	$2,658	$(4,326)	$32,683
Earnings per common share - diluted	$1.05	$0.08	$(0.13)	$1.00
Segment Contribution to Earnings	105.1%	8.1%	-13.2%	100%

For the Year Ended December 31, 2013:
Net income (loss)	$33,881	$(5,215)	$(3,156)	$25,510
Earnings per common share - diluted	$1.09	$(0.17)	$(0.10)	$0.82
Segment Contribution to Earnings	132.8%	-20.4%	-12.4%	100.0%

For the Year Ended December 31, 2012:
Net income (loss)	$30,544	$17,608	$(2,855)	$45,297
Earnings per common share - diluted	$1.02	$0.59	$(0.10)	$1.51
Segment Contribution to Earnings	67.4%	38.9%	-6.3%	100.0%

For the Year Ended December 31, 2011:
Net income (loss)	$23,063	$7,791	$(2,856)	$27,998
Earnings per common share - diluted	$0.78	$0.25	$(0.10)	$0.94
Segment Contribution to Earnings	83.4%	26.8%	-10.2%	100.0%

Table 8.

Cardinal Financial Corporation and Subsidiaries

Loan Fundings and Payoffs

(Dollars in thousands)

(Unaudited)

	Ending Balance 12/31/2015	New Loans	Loan Payoffs	Net Draws/Pay Downs and Transfers	Ending Balance 3/31/2016

Commercial and industrial	$379,414	$15,183	$(4,861)	$(26,331)	$363,405
Real estate - commercial	1,372,627	51,552	(15,918)	147,724	1,555,985
Real estate - construction	694,408	6,051	(21,183)	(119,162)	560,114
Real estate - residential	448,168	29,592	(4,815)	(16,993)	455,952
Home equity lines	156,852	7,859	(4,275)	1,255	161,691
Consumer	4,841	3,582	(216)	(3,376)	4,831
Total loans, net of fees	$3,056,310	$113,819	$(51,268)	$(16,883)	$3,101,978